EXHIBIT 14
NORTHERN STATES
FINANCIAL CORPORATION
CODE OF ETHICS

BUSINESS CONDUCT — GENERAL
To ensure orderly operations and provide the best possible work environment, Northern States Financial Corporation expects employees to follow rules of conduct that will protect the interests and safety of all employees and the Corporation.
It is not possible to list all the forms of behavior that are considered unacceptable in the workplace. The following are examples of infractions of rules of conduct that may result in disciplinary action, up to and including termination of employment. The corporation is the sole determiner of whether an act listed below has been committed and what action, if any, is to be taken.
•	Altering or falsifying corporate records.

•	Altering, falsifying, tampering with time records, timekeeping devices, or recording time on another employee’s time record (“Buddy” Punching).

•	Communicating false, misleading information about the corporation or its staff.

•	Disclosing information outside the corporation which is deemed confidential inclusive of salary information.

•	Damaging corporate property.

•	Assisting any person to gain unauthorized access to the corporation’s records or premises.

•	Stealing or helping others to steal.

•	Absences or lateness which is excessive or unnecessary.

•	Unauthorized absence from workstation during the workday.

•	Failing to report to work without a good reason, or failing to notify your manager within one-half hour of starting time, unless physically unable to do so.

•	Lack of attention to job duties, wasting time, hindering others at their jobs, leaving work without permission or sleeping on the job.

•	Unsatisfactory job performance.

•	Reporting to work under the influence of illegal drugs or alcohol.

•	Possession, distribution, sale, transfer, or use of alcohol or illegal drugs in the workplace, while on duty, or while operating employer-owned vehicles or equipment.

•	Fighting or causing injury to another, or threatening violence in the workplace.

•	Boisterous or disruptive activity in the workplace.

•	Utilizing inappropriate language (swearing).

•	Insubordination or other disrespectful conduct.

•	Violation of safety or health rules.

•	Sexual harassment or intimidation.

•	Smoking in areas where it is prohibited.

•	Conduct which the corporation determines to be indecent.

•	Possession of dangerous or unauthorized materials, such as explosives or firearms or other lethal weapons within corporation premises.

•	Failure to follow operating procedures.

•	Misuse of corporation property.

•	Failure to comply with all applicable governmental laws, rules and regulations.

•	Failure to provide full, fair and understandable disclosures in periodic company filings.

•	Shortages or loss of funds which in the corporation’s judgement result from employee error, misjudgment, negligence, or failure to follow procedures.
These are the kinds of actions that would be generally unacceptable at most places of employment. Any other behavior which, in the corporation’s judgment, would not be in its best interest nor that of its customers or staff, should be added to the above list.
The listing above is to be interpreted consistent with the company that an employee has the right to terminate his or her employment at any time with or without reason, and the corporation has a similar right to terminate an employee’s employment at any time, with or without cause.
IMPLICIT OBLIGATION
Failure to adhere to these Personal and Business Conduct policies may subject employees of Northern States Financial Corporation and its subsidiaries to disciplinary action up to and including termination.
In addition to adherence to these policies, employees are obligated and expected to report to the Chairman of the Board and Auditor any information regarding involvement by the corporation or any of its officers directors or staff in any prohibited activity including illegal or unethical behavior. Further, any accounting, internal accounting control or auditing complaints shall be reported to the Chairman of the Audit Committee. Procedures for reporting such complaints or concerns are identified under the Company’s “Audit Committee Procedures for Treatment of Complaints or Concerns Regarding Accounting, Internal Accounting Controls or Auditing Matters” that is posted at all facilities. The anonymity of the employee will be safeguarded to guard against possible retaliation. Any actions or conditions not specifically covered above should be considered in terms of the intent of this policy.
CONFIDENTIALITY
The protection of confidential business information and trade secrets is vital to the interests and the success of Northern States Financial Corporation. Such confidential information includes, but is not limited to , the following examples:
•	Customer Financial Information

•	Matters of Corporate Policy or Operations

•	Employee Compensation and Employee Account Information

•	Internal Auditing Reports

•	Marketing Strategies
Employees who improperly use or disclose trade secrets or confidential business information will be subject to disciplinary action, up to and including termination of employment, even if they do not actually benefit from the disclosed information.
CONFIDENTIALITY OF CORPORATE RECORDS
All relationships between Northern States Financial Corporation and its customers are confidential. No one should disclose information except as authorized by the customer, normal exchange between banks under established guidelines or as required by statute or court. All employees should use care not to discuss corporate business in any place or manner that risks violation of our need for confidentiality, or would in any way impair our competitive position.
Financial information about Northern States Financial Corporation or any of its subsidiaries is not to be given to persons outside the corporation unless it has been reported to the shareholders or otherwise made available to the public. Internal audit reports and reports of certified public accountants intended solely for the use of management and the Board of Directors are not to be given to persons outside the corporation. Such information may be provided to legal counsel in the course of counsel’s representation of the corporation.
No one with commercial banking responsibilities who has information not publicly known or available that may bear on a credit or investment decision shall give such information to anyone who has trust responsibilities.
PUBLIC DISCLOSURE OF BANK ACTIVITIES
From time to time, employees may speak before public groups or bodies or may participate in educational courses, seminars, or similar situations where an important part of their presentation may involve reference to matters of corporate policy or operations. While we wish to assist in improving public understanding of banking, there are at times sound reasons of confidentiality and competitive advantage that prohibit discussion outside the corporation of certain of our policies, procedures systems and plans. The designated spokespersons for Northern States Financial

Corporation and its subsidiaries in regard to policy issues and communications with the media are the Chief Executive Officer (Fred Abdula) and Chief Operating Officer (Kerry J. Biegay).
POLITICAL CONTRIBUTIONS
Federal and state law prohibit Northern States Financial Corporation or its subsidiaries from contributing corporate funds or property in support of a political party or a candidate for public office. Questions as to the propriety of any action that may involve a political candidate or campaign should be discussed with your managing officer before taking any steps that may involve any employee or corporation in possible violation of the law.
CONFLICTS OF INTEREST
Business Affiliations
Employees are to avoid or continue any relationship with outsiders that might, even by implication, cause embarrassment to themselves or impair Northern States Financial Corporation’s best interests or public position.
Employees are to avoid conflicts involving business opportunities that come to their attention as a result of their duties with the corporation. Such conflicts not only damage the corporation’s reputation, they may also constitute violations of the Federal Bank Bribery Law.
Any business opportunity that may be or potentially be viewed as a conflict must be disclosed and approved by the Board of Directors.
Periodically, a questionnaire dealing with outside business affiliations will be distributed and must be completed and returned as instructed.
Government Organizations and Board Directorships
Employees are encouraged to participate in appropriate professional groups and responsible civic organizations if such service does not interfere with their duties in the corporation.
Conflict of interest problems may arise when employees serve as members of a government organization, for example, state, city, village or township boards, commissions, or committees; school boards; state or community college boards or the like. An employee who wishes to become a member of such organization or run for an elected office should notify and receive permission from the Chairman of the Board prior to accepting a position.
When participation as a director or officer of an outside organization due to the employee’s individual talents and because the employee represents the corporation and the appointment best serves the interest of the corporation, the employee should request permission from the Board of Directors prior to acceptance.
The types of organizations covered by this policy are both profit and nonprofit in nature and substantial in size (i.e., Chamber of Commerce, hospital, social welfare, professional, educational, etc.). This does not apply to participation in religious and political organizations.

OUTSIDE EMPLOYMENT
Employees may hold outside jobs as long as they meet the performance standards of their job with Northern States Financial Corporation. All employees will be judged by the same performance standards and will be subject to Northern States Financial Corporation’s scheduling demands, regardless of any existing outside work requirements.
If Northern States Financial Corporation determines that an employee’s outside work interferes with performance or the ability to meet the requirements of Northern States Financial Corporation as they are modified from time to time, the employee may be asked to terminate the outside employment if he or she wishes to remain employed with Northern States Financial Corporation.
Outside employment that constitutes a conflict of interest is prohibited. Employees may not receive any income or material gain from individuals outside Northern States Financial Corporation for materials produced or services rendered while performing their jobs.
BEQUESTS AND ESTATE MANAGEMENT
The trust, confidence and close personal relationships that customers often develop with their bankers sometimes results in an employee being named as the recipient of a bequest under a customer’s Will or as personal representative of a customer’s estate.
A bequest may be as inappropriate as other substantial gifts. A bequest should be tactfully declined at a customer’s first indication of an intended bequest.
Management of estates is an important part if the trust business of Northern States Financial Corporation and it is a conflict of interest for an employee to accept appointment as an executor or trustee of a customer’s estate (other than a member of the family). Estate management requires substantial time and effort that could interfere with normal duties.
Exceptions to these policies should be discussed with and approved by the Chairman of the Board.
ANTI TRUST LAWS
Banking is highly competitive. Northern States Financial Corporation and its subsidiaries, while maintaining friendly relationships with other financial institutions, has always competed aggressively. This policy has contributed substantially to our success.
It is important that each representative of the corporation or its subsidiaries avoid saying anything on the course of normal business and personal relationships with others that could be interpreted as an agreement to cooperate with other banks in a common course of actions as to rates of interest paid, the terms on which loans are made or the price of our services. We have always made our own decisions in these matters and will continue to do so.
Accordingly, rates, terms, charges and fees are not matters for discussion with other bankers except when action by a banking group is called for or the information is readily available to the public.

RECEIPT OF GIFTS
The offering of gifts or special privileges in connection with a bank business transaction creates a potential for abuse or improper influence and can endanger the trust and confidence that are essential to the business of banking. In recognition of this danger, Congress enacted the Bank Bribery Act which makes it a federal crime to attempt to corrupt or reward a bank official in connection with a business transaction of the bank. It is also a crime for a bank official to solicit or accept anything of value in connection with a business transaction of the bank. The penalties for violation of this statue can include both monetary fines and imprisonment.
The federal law underscores the importance of giving careful consideration to the giving or receiving of gifts in connection with the corporation’s business, not only because such gifts can give an appearance of impropriety, but also because they carry the potential for criminal violations.
Gifts to employees from customers generally are intended as sincere expressions of friendship and appreciation based upon personal relationships that often develop in the normal conduct of business. Nevertheless, substantial gifts of any kind, whether in the form of food, merchandise, unusual discounts, entertainment or the undue use of customer or supplier facilities should be courteously declined as contrary to policy. Properly handled, this can be done without offense.
It is neither practical nor desirable to have an inflexible rule against gifts of any kind, or to precisely define a “substantial gift.” Nor is the purpose of this policy to create a barrier to normal social relationships. It is the policy, however, that gifts be limited to $100, or if the value of such gift or benefit exceeds $100, a report to the Chairman of the Board be made. This report will periodically be made to the Audit Committee of the Board of Directors.
PERSONAL INDEBTEDNESS
TO A NORTHERN STATES FINANCIAL CORPORATION SUBSIDIARY
Employees may borrow from the company so long as normal credit standards are applied and the loan terms are not more favorable than those available to other bank customers under similar risk.
Certain officers who classified as “Executive Officers” of the corporation or one of its subsidiaries pursuant to federal banking regulations are subject to special restrictions on borrowing.
Members of this restricted group are notified of restrictions by separate communication annually.
TO OTHERS
Employees should not borrow from one another or from suppliers, customers, other firms or persons who are not recognized as being lending institutions.

From time to time, requests may be made for reports of loans outstanding. All officers will be asked to complete this form at least annually. Notification to the Board is required for any borrowing in excess of $100,000 within ten days of funding.
The essence of banking is trust and confidence. Employees are expected to maintain utmost integrity, to conform to high ethical standards and to remain free from influence that could impair, or appear to impair in any way, impartial objective banking judgment or actions.
This policy provides general principles of personal and business conduct that evolved through the years from legal and regulatory requirements and banking experience. It does not cover all conceivable situations but illustrates the nature of restrictions on your activities that, as employee of Northern States Financial Corporation, you accept as inherent in your responsibilities.
This policy shall be given to an employee at the time of employment and to all employees annually. It shall also be reviewed and discussed with all employees at least annually.
After reading this policy, please complete the attached form detailing the required information and sign the acknowledgment and return the form as instructed.
Fred Abdula
Chairman of the Board